Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is between Sherri L. Heronema, the undersigned employee (hereinafter referred to as “Employee”), and Guaranty Bancorp (the “Bank”) regarding Employee’s separation from employment with the Bank.  The term “Bank” is deemed to include Guaranty Bancorp and its affiliates, subsidiaries, related companies and any employee benefit plans sponsored by Guaranty Bancorp or any such entities, and their respective directors, trustees, officers, employees, administrators, attorneys, representatives and agents.

In exchange for the releases and other agreements specified in this Agreement, Employee and the Bank agree as follows:

1.                                       Termination Date.  Employee’s employment with the Bank will terminate effective February 15, 2009 due to job elimination.  Employee will be paid all wages or salary, all accrued, unused Flexible Time Off (FTO) and any other compensation due and owing to Employee through the end of employment.

2.                                       Severance Payment.  The Bank also agrees to pay Employee post-termination severance of $210,000, less appropriate deductions for federal and state withholdings, other applicable taxes and appropriate benefit deductions.  Employee acknowledges that this severance payment is additional consideration that would not otherwise be payable to Employee upon termination of employment.  In the event Employee is 40 years of age or older, payment will be made to Employee upon expiration of the seven (7) day revocation period as set forth in Section 7 below.

3.                                       Release.  Employee understands this Agreement is a knowing and voluntary waiver of claims by Employee related to Employee’s employment with and separation from the Bank.  In exchange for the consideration set forth in this Agreement, and except for matters specifically reserved in this Agreement, Employee, and Employee’s representatives, successors and assigns, release and forever discharge the Bank from any and all claims, demands, damages, losses, obligations, rights and causes of action, whether known or unknown, including but not limited to, all claims, causes of action that Employee now has or has ever had against the Bank relating in any way to Employee’s employment at the Bank.  Employee agrees not to bring any lawsuits against the Bank relating to the claims that Employee has released nor will Employee allow any to be brought or continued on his or her behalf or in his or her name.  This Agreement does not affect Employee’s right to file a charge with or participate before the Equal Employment Opportunity Commission; however, Employee is waiving the right to recover damages and attorney’s fees from such a proceeding.

Without limiting the generality of the foregoing terms, the scope of Employee’s release under this Agreement specifically includes, but is not limited to, all claims for breach of contract, any other claim under the common law of the State of Colorado, including claims for tort, breach of implied contract, wrongful discharge, breach of a covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, injunctive relief, compensatory damages, punitive damages, equitable relief,

Initials
	Employee	Employer

attorney’s fees and costs, and any claims under the following statutes: the Colorado Anti-Discrimination Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Colorado Labor Peace Act; the Colorado Wage Claim Act; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act and the Age Discrimination in Employment Act of 1967 ( “ADEA”), as amended which have arisen on or before the date of execution of the Agreement.

4.                                       Non-Disparagement.  Employee agrees not to disparage the business, products or reputation of the Bank.  The Bank in like manner, agrees not to disparage the reputation of the employee.

5.                                       Confidentiality.  Employee agrees not to disclose to anyone payroll, personnel, financial or other confidential information that Employee obtained or had access to as an employee of the Bank.  In addition, Employee agrees to keep this Agreement strictly confidential and not to disclose the terms of this Agreement to anyone other than the Employee’s spouse, tax advisor and attorney.

6.                                      Consideration Period.  Employee has 45 days from receipt of this Agreement to review and consider this Agreement before signing and returning it.  Therefore, Employee understands that he or she must give his or her written acceptance within 45 days to the Bank.  Employee understands that he or she may use as much of this 45 day period as he or she wishes prior to signing.  In the event Employee signs this Agreement before the expiration of the 45 days, Employee hereby states that Employee has voluntarily and knowingly decided to shorten the time period and that the Bank has not induced him or her to do so.

7.                                      Revocation Period.  Employee may revoke (i.e., cancel) this Agreement for any reason within seven (7) calendar days after signing it.  Employee understands and agrees that the revocation must be in writing and hand-delivered or mailed to the Bank.  If mailed, the rescission must be sent by certified mail, return receipt requested, and postmarked within the seven (7) day period.  This notification should be properly addressed to:

Guaranty Bank and Trust Company

ATTN:  Laurie Clyne

1331 17th Street, Suite 300

Denver, Colorado 80202

Employee understands that he or she will not receive any settlement payment under this Agreement if he or she revokes it, and in any event, Employee will not receive any settlement payment until after the seven (7) day revocation period has expired.

8.                                      Termination Information.  Pursuant to federal law, the Bank has provided Employee with information concerning the job titles and ages of persons who were selected, and those who were not selected, for termination in the group which is subject to the termination program.  Employee acknowledges receipt of this information, attached as an Addendum to this Agreement.

9.                                      Consultation with Counsel.  Employee expressly acknowledges that the Bank has advised him or her to discuss all aspects of this Agreement with an attorney before signing this Agreement and that he or she has discussed, or in the alternative, has freely elected to waive any further opportunity to discuss, this Agreement with an attorney before signing it.

10.                                 Complete Understanding.  It is expressly understood that this Agreement reflects the complete understanding between the parties and there is no agreement or understanding between Employee and the Bank about or pertaining to the termination of Employee’s employment with the Bank or the Bank’s obligation to Employee with respect to such termination except what is set forth in this Agreement.

11.                                 Voluntary Execution.  Employee understands that it is his or her choice whether or not to enter into this Agreement and that his or her decision to do so is voluntary and is made knowingly.  Employee certifies that he or she has read this Agreement and that he or she fully understands and voluntarily agrees to the same.

12.                                 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

13.                                 Counterparts.  This Agreement may be signed in counterparts, each of which shall have full force and effect.

EMPLOYEE:		BANK:

/s/ Sherri L. Heronema		By:	/s/ Laurie Clyne
Sherri L. Heronema			Name: Laurie Clyne
Title: SVP Human Resources

Date:	February 11, 2009	Date:	February 12, 2009